SECURITIES AND EXCHANGE COMMISSION
                Washington, DC  20549




                       FORM 8-K




                    CURRENT REPORT
        PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934



   Date of Report (Date of earliest event reported)
                   September 7, 2001



                 ORBIT E-COMMERCE, INC.
(Exact name of Registrant as specified in its charter)




Nevada                   001-03323             91-197860
(State or other         (Commission     (I.R.S. Employer
jurisdiction of         File number)      Identification
incorporation or                                 Number)
organization)


100 Adelaide Street West
Suite 200
Toronto, Ontario, Canada                         M5H 1S3
(Address of principal                      (Postal Code)
executive offices)



Registrant's telephone number, including area code:
(416) 304-0694

Item 5.   Other Events.

     On September 7, 2001, the Company commenced two actions
in the Ontario Superior Court of Justice, one against Conundrum Capital Corporation (case no. 01-CV-217005CM) (the "Conundrum Action"), and the second against Daniel N. Argiros and J. Gordon McMehen (case no. 01-CV-217004CM) (the "Argiros-McMehen
Action").   Mr. Argiros and Mr. McMehen are former officers and
directors of the Company.

     The Conundrum Action seeks to recover damages against Conundrum Capital Corporation ("Conundrum") for breach of contract in the amount of $550,475 arising out of a Premises Sharing Agreement between the Company and Conundrum relating to premises located at 161 Bay Street, Toronto, Ontario, Canada.. In connection therewith, the Company was obliged to pay Conundrum one-half of the rent and other charges contemplated by the lease that had been previously entered into between Conundrum and the landlord for such premises. The Company claims that Conundrum, which is a company controlled by Mr. Argiros and Mr. McMehen, deliberately overcharged the Company by at least $550,475. In addition, the Action seeks an accounting of all monies paid by the Company to Conundrum or on Conundrum's behalf.

     The Argiros-McMehen Action seeks to recover $2,000,000 in damages against Mr. Argiros and Mr. McMehen for breach of fiduciary duty by misappropriating funds of the Company and converting same to their own personal use and/or that of other corporations of which they are principals, including Conundrum, and damages in the amount of $85,816, wrongfully misappropriated by Mr. Argiros from the Company and converted to Mr. Argiros' personal use for his own personal gain. Such Action also seeks the return from Mr. Argiros and Mr. McMehen of a total of 1,400,000 shares, representing the shares of common stock in the Company owned beneficially by them.

      None of the defendants have yet to file an answer to the foregoing claims. Although the Company intends to pursue these matters vigorously, there can be no assurance as to the ultimate outcome of such Actions and the extent to which the Company will be successful in recovering the foregoing amounts.

                          SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             ORBIT E-COMMERCE, INC.
                             (Registrant)


Dated:    October 1, 2001     By:  /s/ Douglas C. Lloyd
                              Name:    Douglas C. Lloyd
                              Title:   President and
                                       Chief Executive
                                       Officer